Second Quarter 2003	Wire and Cable	Brass Mills	Flexible Packaging	Aluminum Profiles	Total

Revenues	28.283	14.471	11.305	8.298	62.357
COGS	(24.657)	(12.967)	(9.741)	(6.124)	(53.489)
Gross Income	3.626	1.504	1.564	2.174	8.868
Gross Margin	12,8%	10,4%	13,8%	26,2%	14,2%
SG&A	(2.895)	(801)	(814)	(953)	(5.463)
% sales	10,2%	5,5%	7,2%	11,5%	8,8%
Operating Income	731	703	750	1.221	3.405
Operating Margin	2,6%	4,9%	6,6%	14,7%	5,5%

EBITDA	2.447	1.348	1.301	1.377	6.473
Segment Contribution
% Revenues	45,4%	23,2%	18,1%	13,3%	100,0%
% Operating Income	21,5%	20,6%	22,0%	35,9%	100,0%

Second Quarter 2004	Wire and Cable	Brass Mills	Flexible Packaging	Aluminum Profiles	Total

Revenues	46.109	20.958	11.799	7.424	86.290
COGS	(39.533)	(17.537)	(9.690)	(5.845)	(72.605)
Gross Income	6.576	3.421	2.109	1.579	13.685
Gross Margin	14,3%	16,3%	17,9%	21,3%	15,9%
SG&A	(2.885)	(974)	(899)	(825)	(5.583)
% sales	6,3%	4,6%	7,6%	11,1%	6,5%
Operating Income	3.691	2.447	1.210	754	8.102
Operating Margin	8,0%	11,7%	10,3%	10,2%	9,4%

EBITDA	5.230	3.070	1.758	912	10.970
Segment Contribution
% Revenues	53,4%	24,3%	13,7%	8,6%	100,0%
% Operating Income	45,6%	30,2%	14,9%	9,3%	100,0%

2Q03 versus 2Q04 % change	Wire and Cable	Brass Mills	Flexible Packaging	Aluminum Profiles	Total

Revenues	63,0%	44,8%	4,4%	-10,5%	38,4%
COGS	60,3%	35,2%	-0,5%	-4,6%	35,7%
Gross Income	81,4%	127,5%	34,8%	-27,4%	54,3%
SG&A	-0,3%	21,6%	10,4%	-13,4%	2,2%
Operating Income	404,9%	248,1%	61,3%	-38,2%	137,9%

EBITDA	113,7%	127,7%	35,1%	-33,8%	69,5%

Última actualización 13/08/2004